EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 by Enterprise Financial Services Corp of the Brown Smith Wallace, LLP report dated June 25, 2021, relating to the Plan’s financial statements, which appears in Form 11-K for the years ended December 31, 2020 and 2019. Armanino LLP acquired the practice of Brown Smith Wallace, LLP on August 1, 2021. As such, Armanino LLP is a successor in interest to Brown Smith Wallace, LLP.

/s/ Armanino LLP
St. Louis, Missouri
August 20, 2021